Exhibit 10.1

May 12, 2022

Mr. Robert W. Decherd

Executive Chairman

DallasNews Corporation

Dallas, Texas

Dear Robert:

On behalf of the Board of Directors, I want to confirm your election as Executive Chairman today and convey our sincere appreciation for the leadership you have provided the Company over the past four years as Chief Executive Officer. As Executive Chairman you will continue to preside at Board of Directors meetings and meet regularly with Grant Moise in an advisory capacity. You and I will also meet regularly and, with Grant and Katy Murray, establish and monitor the Board’s work plan between now and the 2023 Annual Meeting of Shareholders, at which time you will retire as Executive Chairman. Per your request, you will remain a director of the Company until September 17, 2023, your 50th employment anniversary, at which time you will retire from the Board.

This letter agreement supersedes any and all agreements you have with the Company, written or verbal, and specifically supersedes the June 19, 2013 letter agreement between you and the Company. Many of the specific commitments made in that letter ceased to apply over the past nine years, especially once you returned as Chief Executive Officer in May 2018.

As Executive Chairman and following your retirement from this position on May 11, 2023, you will continue to be an employee of DallasNews Corporation. Your compensation will remain $1 per year and you have declined any short-term or long-term employment benefits other than parking in the DallasNews Corporation garage. You will maintain an office at the Company’s headquarters until May 2023. During your employment with the Company, and for three years thereafter, you will be connected to the DallasNews Corporation IT network and receive full IT support.

This agreement does not constitute a contract between you and DallasNews Corporation and you serve in the capacities outlined above at the pleasure of the Board of Directors.

Best regards,

/s/ John A. Beckert
John A. Beckert
Lead Director

P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8222    Fax 214.977.8285

    Deliveries:       1954 Commerce Street      Dallas, TX 75201